Exhibit 99.1

Investor Relations Contact:
Erik Yohe
214-525-4634
eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Announces Financial Results for Second Quarter 2021

DALLAS — (BUSINESS WIRE) July 22, 2021 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the second quarter of 2021. Hilltop produced income from continuing operations to common stockholders of $99.1 million, or $1.21 per diluted share, for the second quarter of 2021, compared to $97.7 million, or $1.08 per diluted share, for the second quarter of 2020. Hilltop’s financial results from continuing operations for the second quarter of 2021 benefited from the significant improvement in the macroeconomic outlook and resulting impact on loan expected loss rates within the banking segment. However, Hilltop also realized a decrease in year-over-year mortgage origination segment net gains from sales of loans and other mortgage production income.

Including income from discontinued operations related to the former insurance business, income applicable to common stockholders was $99.1 million, or $1.21 per diluted share, for the second quarter of 2021, compared to $128.5 million, or $1.42 per diluted share, for the second quarter of 2020.

Hilltop also announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable on August 31, 2021, to all common stockholders of record as of the close of business on August 13, 2021. Additionally, during the second quarter of 2021, Hilltop paid $44.5 million to repurchase an aggregate of 1,240,843 shares of its common stock at an average price of $35.85 per share pursuant to the 2021 stock repurchase program. These shares were returned to the pool of authorized but unissued shares of common stock.

Furthermore, in July 2021, the Hilltop Board of Directors authorized, subject to regulatory review, an increase to the aggregate amount of common stock that Hilltop may repurchase under the aforementioned stock repurchase program to $150.0 million, an increase of $75.0 million. As a result of share repurchases during 2021, Hilltop has approximately $100 million of available share repurchase capacity through expiration of the stock repurchase program in January 2022.

The COVID-19 pandemic has adversely impacted financial markets and overall economic conditions, and is expected to continue to have implications on our business and operations. The extent of the impact of the pandemic on our operational and financial performance for the remainder of 2021 is currently uncertain and will depend on certain developments outside of our control, including, among others, the ongoing distribution and effectiveness of vaccines, government stimulus, the ultimate impact of the pandemic on our customers and clients, and additional, or extended, federal, state and local government orders and regulations that might be imposed in response to the pandemic.

Jeremy B. Ford, President and CEO of Hilltop, said, “I am very pleased with the results from the second quarter and first half of 2021. Hilltop’s performance this year highlights the versatility of our franchise and the value of our diversified operating model. During the second quarter, credit trends at the bank continued to improve and we believe we are well situated for growth with robust liquidity and capital levels. The mortgage team has proven nimble across the country as the market has evolved over the past year and a half, and we also believe we are well positioned to grow our purchase-focused customer base. Although HilltopSecurities realized mixed results primarily due to market volatility, the broker-dealer remains healthy with a diverse revenue base. In addition to our strong operating performance, Hilltop distributed approximately $10 million of dividends and repurchased approximately $45 million of shares in the open market.”

Second Quarter 2021 Highlights for Hilltop:

●	The reversal of credit losses was $28.7 million during the second quarter of 2021, compared to a reversal of credit losses of $5.1 million in the first quarter of 2021;
o	The significant reversal of credit losses during the second quarter of 2021 primarily reflected improvements in the macroeconomic forecast assumptions and positive risk rating grade migration, including a high concentration of credits within the restaurant and commercial real estate industry sectors;

●	For the second quarter of 2021, net gains from sale of loans and other mortgage production income and mortgage loan origination fees within our mortgage origination segment was $241.8 million, compared to $340.7 million in the second quarter of 2020, a 29.0% decrease;
o	Mortgage loan origination production volume was $5.9 billion during the second quarter of 2021, compared to $6.1 billion in the second quarter of 2020;
o	Net gains from mortgage loans sold to third parties declined to 376 basis points during the second quarter of 2021, compared to 398 basis points in the first quarter of 2021.
●	Hilltop’s consolidated annualized return on average assets and return on average equity for the second quarter of 2021 were 2.29% and 16.42%, respectively, compared to 3.30% and 23.32%, respectively, for the second quarter of 2020;
●	Hilltop’s book value per common share increased to $30.44 at June 30, 2021, compared to $29.41 at March 31, 2021;
●	Hilltop’s total assets were $17.7 billion at both June 30, 2021 and March 31, 2021;
●	Loans[1], net of allowance for credit losses, decreased to $6.9 billion at June 30, 2021 compared to $7.1 billion at March 31, 2021;
o	Includes supporting our impacted banking clients through funding of over 4,100 loans through both rounds of the Paycheck Protection Program, or PPP, with a remaining balance of approximately $261 million as of June 30, 2021, compared to approximately $492 million as of March 31, 2021;
o	Through July 16, 2021, the Small Business Administration, or SBA, had approved approximately 2,600 initial round PPP forgiveness applications from the Bank totaling approximately $643 million, with initial round PPP loans of approximately $9 million pending SBA review and approval;
o	Submissions to SBA of second round PPP forgiveness applications by the Bank in early stages.
●	Non-performing loans were $69.0 million, or 0.66% of total loans, at June 30, 2021, compared to $79.9 million, or 0.77% of total loans, at March 31, 2021;
●	We further supported our impacted banking clients during 2020 through the approval of COVID-19 related loan modifications of approximately $1.0 billion, and continued such support during 2021, resulting in a portfolio of active deferrals that have not reached the end of their deferral period of approximately $76 million as of June 30, 2021, compared to approximately $130 million in active deferment as of March 31, 2021;
o	While the majority of the portfolio of COVID-19 related loan modifications no longer require deferral, such loans may continue to represent elevated risk; therefore, monitoring of these loans continues;
o	The extent of these loans progressing into non-performing loans during future periods is uncertain.
●	Loans held for sale increased by 13.6% from March 31, 2021 to $2.9 billion at June 30, 2021;
●	Total deposits were $11.7 billion at both June 30, 2021 and March 31, 2021;
●	Hilltop maintained strong capital levels[2] with a Tier 1 Leverage Ratio[3] of 12.87% and a Common Equity Tier 1 Capital Ratio of 20.22% at June 30, 2021;
●	Hilltop’s consolidated net interest margin[4] decreased to 2.62% for the second quarter of 2021, compared to 2.69% in the first quarter of 2021;
o	Includes previously deferred interest income of $5.4 million during the second quarter of 2021 related to PPP loan-related origination fees.
●	For the second quarter of 2021, noninterest income from continuing operations was $339.9 million, compared to $468.1 million in the second quarter of 2020, a 27.4% decrease;
o	Includes $6.5 million of pre-tax gains associated with observable transactions related to two merchant bank equity investments.
●	For the second quarter of 2021, noninterest expense from continuing operations was $343.4 million, compared to $370.2 million in the second quarter of 2020, a 7.3% decrease; and
●	Hilltop’s effective tax rate from continuing operations was 23.5% during the second quarter of 2021, compared to 23.3% during the same period in 2020.

Discontinued Operations

On June 30, 2020, Hilltop completed the sale of National Lloyds Corporation, or NLC, which comprised the operations of its former insurance segment, for cash proceeds of $154.1 million. During 2020, Hilltop recognized an aggregate gain associated with this transaction of $36.8 million, net of transaction costs. Accordingly, insurance segment results and its assets and liabilities have been presented as discontinued operations. The resulting book gain from this sale transaction was not recognized for tax purposes pursuant to the rules promulgated under the Internal Revenue Code.

Note: “Consolidated” refers to our consolidated financial position and consolidated results of operations, including discontinued operations and assets and liabilities of discontinued operations.

1  “Loans” reflect loans held for investment excluding broker-dealer margin loans, net of allowance for credit losses, of $628.3 million and $519.9 million at June 30, 2021 and March 31, 2021, respectively.

2  Capital ratios reflect Hilltop’s decision to elect the transition option as issued by the federal banking regulatory agencies in March 2020 that permits banking institutions to mitigate the estimated cumulative regulatory capital effects from CECL over a five-year transitionary period.

3  Based on the end of period Tier 1 capital divided by total average assets during the quarter, excluding goodwill and intangible assets.

4  Net interest margin is defined as net interest income divided by average interest-earning assets.

Consolidated Financial and Other Information

Consolidated Balance Sheets	June 30,	March 31,	December 31,	September 30,	June 30,
(in 000's)	2021	2021	2020	2020	2020
Cash and due from banks	$1,372,818	$1,564,489	$1,062,560	$1,277,865	$1,655,492
Federal funds sold	387	396	386	420	385
Assets segregated for regulatory purposes	207,284	273,393	290,357	221,621	194,626
Securities purchased under agreements to resell	202,638	106,342	80,319	90,103	161,457
Securities:
Trading, at fair value	682,483	528,712	694,255	667,751	648,037
Available for sale, at fair value, net	1,817,807	1,715,406	1,462,205	1,310,240	1,091,348
Held to maturity, at amortized cost, net	288,776	300,088	311,944	323,299	343,198
Equity, at fair value	193	189	140	117	122
	2,789,259	2,544,395	2,468,544	2,301,407	2,082,705
Loans held for sale	2,885,458	2,538,986	2,788,386	2,547,975	2,592,307
Loans held for investment, net of unearned income	7,645,227	7,810,657	7,693,141	7,945,560	7,849,904
Allowance for credit losses	(115,269)	(144,499)	(149,044)	(155,214)	(156,383)
Loans held for investment, net	7,529,958	7,666,158	7,544,097	7,790,346	7,693,521

Broker-dealer and clearing organization receivables	1,403,447	1,596,817	1,404,727	1,363,478	1,222,627
Premises and equipment, net	212,402	213,304	211,595	208,078	210,975
Operating lease right-of-use assets	115,698	101,055	105,757	109,354	119,954
Mortgage servicing assets	124,497	142,125	143,742	127,712	81,264
Other assets	535,536	648,895	555,983	607,932	627,982
Goodwill	267,447	267,447	267,447	267,447	267,447
Other intangible assets, net	17,705	19,035	20,364	21,814	23,374
Total assets	$17,664,534	$17,682,837	$16,944,264	$16,935,552	$16,934,116

Deposits:
Noninterest-bearing	$4,231,082	$4,031,181	$3,612,384	$3,557,603	$3,467,500
Interest-bearing	7,502,703	7,701,598	7,629,935	7,704,312	8,182,098
Total deposits	11,733,785	11,732,779	11,242,319	11,261,915	11,649,598
Broker-dealer and clearing organization payables	1,439,620	1,546,227	1,368,373	1,310,835	1,158,628
Short-term borrowings	915,919	676,652	695,798	780,109	720,164
Securities sold, not yet purchased, at fair value	132,950	97,055	79,789	56,023	55,340
Notes payable	396,653	401,713	381,987	396,006	450,158
Operating lease liabilities	134,019	120,339	125,450	122,402	131,411
Junior subordinated debentures	67,012	67,012	67,012	67,012	67,012
Other liabilities	348,200	595,045	632,889	502,517	409,672
Total liabilities	15,168,158	15,236,822	14,593,617	14,496,819	14,641,983

Common stock	812	823	822	902	902
Additional paid-in capital	1,302,439	1,319,518	1,317,929	1,443,588	1,439,686
Accumulated other comprehensive income	7,093	3,486	17,763	23,790	23,813
Retained earnings	1,159,304	1,094,727	986,792	942,461	797,331
Deferred compensation employee stock trust, net	754	752	771	774	778
Employee stock trust	(121)	(121)	(138)	(143)	(150)
Total Hilltop stockholders' equity	2,470,281	2,419,185	2,323,939	2,411,372	2,262,360
Noncontrolling interests	26,095	26,830	26,708	27,361	29,773
Total stockholders' equity	2,496,376	2,446,015	2,350,647	2,438,733	2,292,133
Total liabilities & stockholders' equity	$17,664,534	$17,682,837	$16,944,264	$16,935,552	$16,934,116

	Three Months Ended
Consolidated Income Statements	June 30,	March 31,	December 31,	September 30,	June 30,
(in 000's, except per share data)	2021	2021	2020	2020	2020
Interest income:
Loans, including fees	$104,162	$104,277	$109,328	$104,955	$107,860
Securities borrowed	15,586	28,972	14,445	10,705	12,883
Securities:
Taxable	11,125	10,251	9,845	11,035	11,698
Tax-exempt	2,338	2,102	1,862	1,687	1,539
Other	1,607	1,321	1,381	1,446	951
Total interest income	134,818	146,923	136,861	129,828	134,931

Interest expense:
Deposits	6,176	7,741	9,269	10,700	11,947
Securities loaned	12,345	25,486	12,014	8,729	10,796
Short-term borrowings	2,374	2,013	2,154	2,346	2,367
Notes payable	5,253	4,797	4,807	4,904	3,768
Junior subordinated debentures	577	562	609	608	705
Other	177	642	636	641	790
Total interest expense	26,902	41,241	29,489	27,928	30,373

Net interest income	107,916	105,682	107,372	101,900	104,558
Provision for (reversal of) credit losses	(28,720)	(5,109)	(3,482)	(602)	66,026
Net interest income after provision for (reversal of) credit losses	136,636	110,791	110,854	102,502	38,532

Noninterest income:
Net gains from sale of loans and other mortgage production income	199,625	267,080	247,360	307,896	295,317
Mortgage loan origination fees	42,146	43,155	50,193	47,681	45,341
Securities commissions and fees	38,300	38,314	35,921	32,496	34,234
Investment and securities advisory fees and commissions	32,268	27,695	42,161	36,866	29,120
Other	27,560	41,341	72,296	77,772	64,113
Total noninterest income	339,899	417,585	447,931	502,711	468,125

Noninterest expense:
Employees' compensation and benefits	248,486	270,353	291,489	294,907	276,893
Occupancy and equipment, net	25,004	24,429	27,596	26,124	26,174
Professional services	16,239	13,585	21,927	17,522	15,737
Other	53,639	58,295	61,336	60,792	51,405
Total noninterest expense	343,368	366,662	402,348	399,345	370,209

Income from continuing operations before income taxes	133,167	161,714	156,437	205,868	136,448
Income tax expense	31,234	37,770	39,295	46,820	31,808
Income from continuing operations	101,933	123,944	117,142	159,048	104,640
Income from discontinued operations, net of income taxes	—	—	3,734	736	30,775
Net income	101,933	123,944	120,876	159,784	135,415
Less: Net income attributable to noncontrolling interest	2,873	3,599	4,431	6,505	6,939
Income attributable to Hilltop	$99,060	$120,345	$116,445	$153,279	$128,476

Earnings per common share:
Basic:
Earnings from continuing operations	$1.21	$1.46	$1.31	$1.69	$1.08
Earnings from discontinued operations	—	—	0.04	0.01	0.34
	$1.21	$1.46	$1.35	$1.70	$1.42
Diluted:
Earnings from continuing operations	$1.21	$1.46	$1.30	$1.69	$1.08
Earnings from discontinued operations	—	—	0.05	0.01	0.34
	$1.21	$1.46	$1.35	$1.70	$1.42

Cash dividends declared per common share	$0.12	$0.12	$0.09	$0.09	$0.09

Weighted average shares outstanding:
Basic	81,663	82,169	86,269	90,200	90,164
Diluted	82,199	82,657	86,420	90,200	90,164

	Three Months Ended June 30, 2021
Segment Results			Mortgage		All Other and	Continuing
(in 000's)	Banking	Broker-Dealer	Origination	Corporate	Eliminations	Operations
Net interest income (expense)	$105,468	$10,682	$(5,953)	$(4,687)	$2,406	$107,916
Provision for (reversal of) credit losses	(28,775)	55	—	—	—	(28,720)
Noninterest income	10,242	83,463	241,965	6,877	(2,648)	339,899
Noninterest expense	57,514	87,234	186,963	12,072	(415)	343,368
Income (loss) from continuing operations before taxes	$86,971	$6,856	$49,049	$(9,882)	$173	$133,167

	Six Months Ended June 30, 2021
Segment Results			Mortgage		All Other and	Continuing
(in 000's)	Banking	Broker-Dealer	Origination	Corporate	Eliminations	Operations
Net interest income (expense)	$209,352	$21,196	$(13,051)	$(9,379)	$5,480	$213,598
Provision for (reversal of) credit losses	(33,950)	121	—	—	—	(33,829)
Noninterest income	21,566	182,086	552,409	7,383	(5,960)	757,484
Noninterest expense	113,302	178,638	397,297	21,660	(867)	710,030
Income (loss) from continuing operations before taxes	$151,566	$24,523	$142,061	$(23,656)	$387	$294,881

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Selected Financial Data	2021	2021	2020	2020	2020

Hilltop Consolidated (1):
Return on average stockholders' equity	16.42%	20.58%	20.56%	25.94%	23.32%
Return on average assets	2.29%	2.90%	2.83%	3.71%	3.30%
Net interest margin (2)	2.62%	2.69%	2.71%	2.56%	2.80%
Net interest margin (taxable equivalent) (3):
As reported	2.63%	2.69%	2.72%	2.57%	2.81%
Impact of purchase accounting	16 bps	13 bps	15 bps	10 bps	10 bps
Without purchase accounting impact	2.47%	2.56%	2.57%	2.47%	2.71%
Book value per common share ($)	30.44	29.41	28.28	26.72	25.08
Shares outstanding, end of period (000's)	81,153	82,261	82,185	90,238	90,222
Dividend payout ratio (4)	9.92%	8.19%	6.67%	5.30%	6.32%

Banking Segment:
Net interest margin (2)	3.19%	3.30%	3.37%	3.03%	3.11%
Net interest margin (taxable equivalent) (3):
As reported	3.20%	3.31%	3.38%	3.03%	3.12%
Impact of purchase accounting	20 bps	17 bps	20 bps	13 bps	12 bps
Accretion of discount on loans ($000's)	6,001	4,851	5,629	3,346	3,217
Net recoveries (charge-offs) ($000's)	(510)	564	(2,688)	(567)	(16,382)
Return on average assets	1.91%	1.48%	1.37%	1.14%	(0.42)%
Fee income ratio	8.9%	9.8%	10.2%	9.2%	10.2%
Efficiency ratio	49.7%	48.4%	53.0%	52.7%	54.1%
Employees' compensation and benefits ($000's)	33,369	30,992	34,007	29,808	31,583

Broker-Dealer Segment:
Net revenue ($000's) (5)	94,145	109,137	150,070	149,190	132,624
Employees' compensation and benefits ($000's) (6)	62,289	66,157	87,622	88,211	79,847
Variable compensation expense ($000's)	34,409	37,412	60,295	60,774	52,372
Compensation as a % of net revenue (6)	66.2%	60.6%	58.4%	59.1%	60.2%
Pre-tax margin (7)	7.3%	16.2%	22.8%	23.7%	21.0%

Mortgage Origination Segment:
Mortgage loan originations - volume ($000's):
Home purchases	4,018,922	2,902,710	3,683,564	4,183,560	3,204,573
Refinancings	1,881,121	3,281,395	3,114,630	2,266,793	2,894,486
Total mortgage loan originations - volume	5,900,043	6,184,105	6,798,194	6,450,353	6,099,059
Mortgage loan sales - volume ($000's)	5,524,226	6,350,837	6,571,234	6,521,773	5,934,914
Net gains from mortgage loan sales (basis points):
Loans sold to third parties	376	398	451	441	369
Impact of loans retained by banking segment	(12)	(10)	(3)	(1)	(1)
As reported	364	388	448	440	368
Mortgage servicing rights asset ($000's) (8)	124,497	142,125	143,742	127,712	81,263
Employees' compensation and benefits ($000's)	145,401	166,248	163,822	161,738	160,824
Variable compensation expense ($000's)	97,081	115,486	116,736	116,275	113,826

(1)	Ratios and financial data presented on a consolidated basis. For all 2020 periods presented, information includes discontinued operations and as of June 30, 2020 those assets and liabilities of discontinued operations.
(2)	Net interest margin is defined as net interest income divided by average interest-earning assets.
(3)	Net interest margin (taxable equivalent), a non-GAAP measure, is defined as taxable equivalent net interest income divided by average interest-earning assets. Taxable equivalent adjustments are based on the applicable 21% federal income tax rate for all periods presented. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. The taxable equivalent adjustments to interest income for Hilltop (consolidated) were $0.4 million, $0.2 million, $0.3 million, $0.3 million, and $0.3 million, respectively, for the periods presented and for the banking segment were $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.2 million, respectively, for the periods presented.
(4)	Dividend payout ratio is defined as cash dividends declared per common share divided by basic earnings per common share.
(5)	Net revenue is defined as the sum of total broker-dealer net interest income and total broker-dealer noninterest income.
(6)	Noted balances and ratios during all prior periods reflect certain reclassifications to conform to current period presentation.
(7)	Pre-tax margin is defined as income before income taxes divided by net revenue.
(8)	Reported on a consolidated basis and therefore does not include mortgage servicing rights assets related to loans serviced for the banking segment, which are eliminated in consolidation.

	June 30,	March 31,	December 31,	September 30,	June 30,
Capital Ratios	2021	2021	2020	2020	2020
Tier 1 capital (to average assets):
PlainsCapital	10.22%	10.50%	10.44%	10.19%	10.37%
Hilltop	12.87%	13.01%	12.64%	13.03%	12.60%
Common equity Tier 1 capital (to risk-weighted assets):
PlainsCapital	15.00%	14.74%	14.40%	14.64%	14.03%
Hilltop	20.22%	19.63%	18.97%	19.85%	18.46%
Tier 1 capital (to risk-weighted assets):
PlainsCapital	15.00%	14.74%	14.40%	14.64%	14.03%
Hilltop	20.82%	20.22%	19.57%	20.46%	19.06%
Total capital (to risk-weighted assets):
PlainsCapital	15.95%	15.64%	15.27%	15.49%	14.88%
Hilltop	23.48%	22.96%	22.34%	23.22%	21.82%

	June 30,	March 31,	December 31,	September 30,	June 30,
Non-Performing Assets Portfolio Data	2021	2021	2020	2020	2020
Loans accounted for on a non-accrual basis ($000's) (1):
Commercial real estate	7,211	10,668	11,133	14,079	13,743
Commercial and industrial	33,033	36,144	34,049	38,708	32,259
Construction and land development	474	501	507	528	1,404
1-4 family residential	27,100	30,937	32,263	28,707	20,552
Consumer	26	26	28	53	308
Broker-dealer	—	—	—	—	—
	67,844	78,276	77,980	82,075	68,266
Troubled debt restructurings included in accruing loans held for investment ($000's)	1,139	1,584	1,954	1,919	2,025
Non-performing loans ($000's)	68,983	79,860	79,934	83,994	70,291

Non-performing loans as a % of total loans	0.66%	0.77%	0.76%	0.80%	0.67%

Other real estate owned ($000's)	21,078	19,899	21,289	25,387	26,602

Other repossessed assets ($000's)	—	—	101	239	315

Non-performing assets ($000's)	90,061	99,759	101,324	109,620	97,208

Non-performing assets as a % of total assets	0.51%	0.56%	0.60%	0.65%	0.57%

Loans past due 90 days or more and still accruing ($000's) (2):	245,828	265,230	243,630	187,105	124,682

(1)	Loans accounted for on a non-accrual basis do not include COVID-19 related loan modifications. The Bank’s COVID-19 payment deferral programs allow for a deferral of principal and/or interest payments with such deferred principal payments due and payable on the maturity date of the existing loan. Since the second quarter of 2020, the Bank’s actions included approval of COVID-19 related loan modifications, resulting in active loan modifications of approximately $76 million as of June 30, 2021, down from approximately $130 million as of March 31, 2021. The extent to which these measures will impact the Bank is uncertain, and any progression of loans, whether receiving COVID-19 payment deferrals or not, into non-accrual status, during future periods is uncertain and will depend on future developments that cannot be predicted.
(2)	Loans past due 90 days or more and still accruing were primarily comprised of loans held for sale and guaranteed by U.S. government agencies, including loans that are subject to repurchase, or have been repurchased, by PrimeLending.

	Three Months Ended June 30,
	2021			2020
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
Net Interest Margin (Taxable Equivalent) Details (1)	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans held for sale	$2,450,897	$17,128	2.80%	$2,308,368	$20,036	3.47%
Loans held for investment, gross (2)	7,725,906	87,034	4.48%	7,744,395	87,823	4.50%
Investment securities - taxable	2,443,486	11,106	1.82%	1,681,336	12,489	2.97%
Investment securities - non-taxable (3)	320,685	2,731	3.41%	215,645	1,822	3.38%
Federal funds sold and securities purchased under agreements to resell	159,400	—	0.00%	61,956	(7)	(0.04)%
Interest-bearing deposits in other financial institutions	1,861,861	628	0.14%	1,569,277	541	0.14%
Securities borrowed	1,490,097	15,586	4.14%	1,375,849	12,883	3.70%
Other	49,579	994	8.04%	59,917	439	2.95%
Interest-earning assets, gross (3)	16,501,911	135,207	3.26%	15,016,743	136,026	3.60%
Allowance for credit losses	(144,105)			(102,216)
Interest-earning assets, net	16,357,806			14,914,527
Noninterest-earning assets	1,475,422			1,603,791
Total assets	$17,833,228			$16,518,318

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$7,740,066	$6,176	0.32%	$7,925,031	$11,946	0.61%
Securities loaned	1,411,961	12,345	3.51%	1,280,958	10,797	3.39%
Notes payable and other borrowings	1,271,609	8,381	2.64%	1,110,516	7,998	2.88%
Total interest-bearing liabilities	10,423,636	26,902	1.03%	10,316,505	30,741	1.20%
Noninterest-bearing liabilities
Noninterest-bearing deposits	4,090,425			3,303,165
Other liabilities	872,916			658,416
Total liabilities	15,386,977			14,278,086
Stockholders’ equity	2,420,436			2,215,538
Noncontrolling interest	25,815			24,694
Total liabilities and stockholders' equity	$17,833,228			$16,518,318

Net interest income (3)		$108,305			$105,285
Net interest spread (3)			2.23%			2.40%
Net interest margin (3)			2.63%			2.81%

(1)	Information presented on a consolidated basis. For the three months ended June 30, 2020, information includes discontinued operations and those assets and liabilities classified as discontinued operations.
(2)	Average balance includes non-accrual loans.
(3)	Presented on a taxable-equivalent basis with annualized taxable equivalent adjustments based on the applicable 21% federal income tax rates for the periods presented. The adjustment to interest income was $0.4 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern) on Friday, July 23, 2021. Hilltop President and CEO Jeremy B. Ford and Hilltop CFO William B. Furr will review second quarter 2021 financial results. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Momentum Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At June 30, 2021, Hilltop employed approximately 5,025 people and operated approximately 410 locations in 47 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, PrimeLending.com and Hilltopsecurities.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “could,” “estimates,” “expects,” “extent,” “focus,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “probable,” “progressing,” “projects,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) the COVID-19 pandemic and the response of governmental authorities to the pandemic, which have had and may continue to have an adverse impact on the global economy and our business operations and performance; (ii) the credit risks of lending activities, including our ability to estimate credit losses, as well as the effects of, and trends in, loan delinquencies and write-offs; (iii) effectiveness of our data security controls in the face of cyber attacks; (iv) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (v) risks associated with concentration in real estate related loans; and (vi) changes in the interest rate environment and transitions away from the London Interbank Offered Rate. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.